Exhibit 10.16

HARRIS TEETER SUPERMARKETS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Text of Plan

Amendment and Restatement Effective January 1, 2016

HARRIS TEETER SUPERMARKETS, INC.

701 Crestdale Road

Matthews, North Carolina 28105

HARRIS TEETER SUPERMARKETS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Text of Plan)

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1.39	Retirement	9
1.40	Service	9
1.41	Severance	10
1.42	Standard Form of Benefit	10
1.43	Termination of Employment	10
1.44	Total Disability	11

Article II. ELIGIBILITY AND PARTICIPATION		11

2.1	Eligibility	11
2.2	Participation	11
2.3	Duration of Participation	11

Article III. RETIREMENT BENEFITS		12

3.1	Normal or Deferred Retirement Benefit	12
3.2	Early Retirement Benefit	12
3.3	Disability Retirement Benefit	13
3.4	Death Prior to Benefit Commencement	13
3.5	Reemployment	13
3.6	Change in Control	13

Article IV. PRE-RETIREMENT DEATH BENEFIT		14

4.1	Eligibility	14
4.2	Commencement and Method	14
4.3	Amount	14

Article V. SEVERANCE BENEFIT		14

Article VI. CONDITION		14

Article VII. ADMINISTRATION OF THE PLAN		15

7.1	Powers and Duties of the Committee	15
7.2	Agents	15
7.3	Reports to Board	15
7.4	Structure of Committee	15
7.5	Adoption of Procedures of Committee	15
7.6	Instructions for Payments	15
7.7	Claims for Benefits	16
7.8	Hold Harmless	17
7.9	Service of Process	18

Article VIII. DESIGNATION OF BENEFICIARIES		18

8.1	Beneficiary Designation	18
8.2	Failure to Designate Beneficiary	18

Article IX. WITHDRAWAL OF PARTICIPATING COMPANY		18

9.1	Withdrawal of Participating Company	18
9.2	Effect of Withdrawal	18

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Article X. AMENDMENT OR TERMINATION OF THE PLAN		19

10.1	Right to Amend or Terminate Plan	19
10.2	Notice	20

Article XI. GENERAL PROVISIONS AND LIMITATIONS		20

11.1	No Right to Continued Employment	20
11.2	Payment on Behalf of Payee	20
11.3	Nonalienation	20
11.4	Missing Payee	21
11.5	Required Information	21
11.6	No Trust or Funding Created	21
11.7	Binding Effect	21
11.8	Merger or Consolidation	21
11.9	Mandatory Cash-Out	22
11.10	Acceleration of Payment	22
11.11	Delay of Payment	22
11.12	Participant’s Right to Change Payment Elections by December 31, 2007	22
11.13	Entire Plan	22

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HARRIS TEETER SUPERMARKETS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amendment and Restatement

Effective January 1, 2016

Preamble

This Plan is designed to enhance the earnings and growth of the Company and the Participating Companies. The Plan rewards selected key Employees with retirement and survivor benefits.  Such benefits are intended to supplement retirement and survivor benefits from other sources. By providing such supplemental benefits, the Plan enables the Company and the Participating Companies to attract superior key Employees, to encourage them to make careers with the Company or the Participating Companies, and to give them additional incentive to make the Company and the Participating Companies more profitable.

The Plan was amended and restated effective as of January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code (“Code”) and the regulations and other guidance issued thereunder, as in effect from time to time.  To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related treasury regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until the Plan is appropriately amended to comply with such requirements.  The benefits provided under the Plan that are subject to Code Section 409A include benefits earned and vested prior to January 1, 2005.

The January 1, 2005 restatement also contained certain amendments, effective October 1, 2005, that were intended to coordinate the benefit formulas under this Plan with certain amendments made to the Company’s qualified retirement plans effective October 1, 2005.  The January 1, 2005 restatement also retained all provisions contained in the previous October 1, 1989 restatement of the Plan, which merged into one plan all the supplemental executive retirement plans maintained by the Company and its Affiliates (the “Prior Plans”). The Plan continues to provide the same level of supplemental benefits as was provided each Employee participating in one of the Prior Plans.

This restatement effective as of January 1, 2016 amends the Plan to incorporate amendments to the prior restatement and to permit continued benefits for Participants who become employees of an Affiliate.

ARTICLE I.

REFERENCES, CONSTRUCTION AND DEFINITIONS

Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The Plan and all rights thereunder shall be construed and enforced in accordance with ERISA and, to the extent that state law is applicable, the laws of the State of North Carolina. The article titles and the captions preceding sections and subsections have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision. When the context so requires, the singular includes the plural. Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise.

1.1       Accrual Fraction:  A fraction, the numerator of which is the number of years of Credited Service the Participant completed as of the applicable date (but not beyond the Participant’s 65th birthday) and the denominator of which is 20; provided, however, in no event shall the Accrual Fraction exceed “1. 0.”

1.2       Accrued SERP Benefit:   An amount determined by multiplying the Participant’s “Benefit Percentage” times the Participant’s Final Average Earnings times the Participant’s Accrual Fraction and reduced by the following:  (1) the Participant’s Assumed Pension Plan Retirement Benefit, (2) the Participant’s Assumed Social Security Benefit, (3) the Participant’s Assumed Profit Sharing Retirement Benefit, and (4) the Participant’s Assumed Automatic Retirement Contribution Retirement Benefit. The Participant’s “Benefit Percentage” shall be fifty-five percent (55%).  Such Benefit percentage shall be increased for a named executive officer of the Company (as determined for federal securities law reporting purposes), but not to more than 60% in the aggregate, as follows:

(a)     One percent (1%) per complete fiscal year (October 1 – September 30) for years of Service beginning after September 30, 2007 in excess of twenty (20) years of Service but only for Service while serving as a named executive officer; and

(b)     If the Participant is party to a Change in Control and Severance Agreement between the Company, or an Affiliate, and the Participant, and the Participant’s employment is terminated within twenty-four (24) months following a Change in Control other than for cause, death or disability or if a good reason termination occurs (as provided and defined in such agreement), by additional percentage points equal to the Change in Control multiple (e.g., 2.5 or 2.99) used to determine Participant’s Change in Control benefit under a Change in Control agreement between the Participant and the Company or an Affiliate.

Effective December 31, 2002, in the event a Participant is removed from active participation in the Plan pursuant to Section 2.3 prior to the date the Participant is eligible to Retire, the Participant’s Accrued SERP Benefit shall be calculated by using:

(x)     the Participant’s Credited Service as of the date of the Participant’s removal from active participation;

(y)     the lesser of (i) the Participant’s Final Average Earnings as of the date of the Participant’s removal from active participation or (ii) the Participant’s Final Average Earnings as of the Participant’s Termination of Employment; and

(z)     the reductions described in (1), (2), (3) and (4) above as of the Participant’s Termination of Employment; and

for purposes of determining such Participant’s eligibility to Retire, such Participant shall continue to earn Credited Service and be credited with future increases in age as if the Participant had not been removed from active participation in the Plan.

In the event a Participant is removed from active participation in the Plan pursuant to Section 2.3 after the date the Participant is eligible to Retire, the Participant’s Accrued SERP Benefit shall be calculated by using:

(a)     the Participant’s Credited Service and Final Average Earnings as of the date of the Participant’s removal from active participation; and

(b)     the reductions described in (1), (2), (3) and (4) above as of the Participant’s Termination of Employment;

provided, however, if such Participant was eligible to Retire as of November 21, 2002, in no event shall such Participant’s Accrued SERP Benefit be less than the benefit such Participant would have received if the Participant’s Termination of Employment had occurred on November 21, 2002.

Notwithstanding any other provision of the Plan, for Participants who were employed by American & Efird LLC immediately prior to the Closing Date, the amount of any such Participant’s Accrued SERP Benefit under the Plan shall be frozen as of the Closing Date.

1.3       Affiliate:  The Company, and any corporation or other entity with which the Company would be considered a single employer under Code Sections 414(b) or (c), provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control under Code Section 414(c).

1.4       Assumed Automatic Retirement Contribution Retirement Benefit:  For a Participant who is not eligible to participate in the Pension Plan on or after October 1, 2005, the annual retirement benefit a Participant would receive under the Automatic Retirement Contribution Subaccount of the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan (f/k/a Ruddick Retirement and Savings Plan) or, effective as of January 1, 2016, the company automatic contributions account under The Kroger Co. 401(k) Retirement Savings Plan and the Make-Up ARC Contribution under the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (f/k/a Ruddick Corporation Flexible Deferral Plan) beginning effective October 1, 2005, computed by converting such combined amounts to the appropriate annuity form pursuant to the actuarial equivalence assumptions provided under Section 1.3 of the Pension Plan.  For purposes of computing the Assumed Automatic Retirement Contribution Retirement Benefit, if the Participant is younger than age 60 on such date, the value of such Subaccount is first projected to age 60, using PBGC interest rates for deferred annuities in effect on the Participant’s Retirement date.

1.5       Assumed Pension Plan Retirement Benefit:  The actual annual retirement benefit a Participant would receive at the later of age 60 or actual date of Retirement (but not later than age 65), pursuant to the Pension Plan calculated with the following assumptions:

(a)     A married Participant elects to receive the retirement benefit as a joint and 75% annuity pursuant to Section 4.1(a)(1) of the Pension Plan.

(b)     A single Participant elects to receive the retirement benefit as a life and 10 year certain annuity as provided in Section 4.1(a)(2) of the Pension Plan.

(c)     The service requirement for early retirement under the Pension Plan is 10 years.

(d)     The Offset Amount (e.g. the automatic retirement contribution amount under the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan and, on and after January 1, 2016 the company automatic contribution amounts under The Kroger Co. 401(k) Retirement Savings Account Plan) under the Pension Plan does not apply.

(e)     For a Participant whose actual annual retirement benefit is calculated by reference to the Prior Ruddick Plan Provisions because of the minimum benefits provided under Section 3.2(b) or Section 3.3(b) of the Pension Plan, the Prior Plan Minimum Benefit (under Section 4.05 of the Prior Ruddick Plan Provisions), if any, is computed by converting the Prior Plan Account Balance (as defined in the Prior Ruddick Plan Provisions) and Credited Interest (as defined in the Prior Ruddick Plan Provisions) to the appropriate annuity form using Pension Benefit Guaranty Corporation (“PBGC”) annuity rates in effect on the Participant’s Retirement date. For purposes of computing the Prior Plan Minimum Benefit, if the Participant is younger than age 60 on such date, the amount of the Prior Plan Account Balance and Credited Interest is first projected to age 60, using PBGC interest rates for deferred annuities in effect on the Participant’s Retirement date.

(f)     For a Participant whose actual annual retirement benefit is calculated by reference to the Prior A&E Plan provisions because of the minimum benefits provided under Section 3.2(b) or Section 3.3(b) of the Pension Plan, the Supplemental Retirement Benefit (under Article 11 of the Prior A&E Plan Provisions), if any, due to Accumulated Contributions or a Profit Sharing Account (each as described in Article 11 of the Prior A&E Plan Provisions) is computed by converting the Accumulated Contributions or Profit Sharing Account to the appropriate annuity form using PBGC immediate annuity rates in effect on the Participant’s Retirement date. For purposes of computing the Supplemental Retirement Benefit, if the Participant is younger than age 60 on such date, the amount of the Accumulated Contributions or Profit Sharing Account is first projected to age 60, using PBGC interest rates for deferred annuities in effect on the Participant’s Retirement date.

1.6       Assumed Profit Sharing Retirement Benefit:  The annual retirement benefit a Participant would receive under a profit sharing plan sponsored by the Company or a Participating Company, including the A&E Profit Sharing Subaccount of the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan (but excluding any other accounts or benefits under the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan), computed by converting such Subaccount to the appropriate annuity form using PBGC immediate annuity rates in effect on the Participant’s Retirement date.  For purposes of computing the Assumed Profit Sharing Retirement Benefit, if the Participant is younger than age 60 on such date, the value of the Account is first projected to age 60, using PBGC interest rates for deferred annuities in effect on the Participant’s Retirement date.

1.7       Assumed Social Security Benefit:  The annual primary insurance amount available to the Participant at age 65 under the Social Security Act as in effect at the time of his Termination of Employment without regard to whether such amount actually commences to be paid and without regard to any increase in the Social Security base or benefit levels that may take effect after such date. If a Participant incurs a Termination of Service before attaining age 65, the Assumed Social

Security Benefit will be determined as though the Participant had continued to receive Earnings until age 65 at the same rate as in effect during the last calendar year of employment. This Assumed Social Security Benefit will be estimated using available Earnings up to 5 years with prior earnings estimated based on a wage index derived from the Bureau of Labor Statistics compilation of the average weekly earnings of manufacturing workers.

1.8       Beneficiary:  The beneficiary or beneficiaries designated by a Participant pursuant to Article VIII to receive the benefits, if any, payable on behalf of the Participant under the Plan after the death of such Participant who is not survived by an Eligible Spouse and following the commencement of payment of any of the retirement benefits under Article III, or, when there has been no such designation or an invalid designation, the individual or entity, or the individual or entities, who will receive such amount.

1.9       Board:  The Board of Directors of the Company.

1.10     Change in Control:  With respect to a Participant, a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets” of a corporation as described in Treasury Regulations Section 1.409A-3(i)(5) (which events are collectively referred to herein as “Change in Control events”).  Notwithstanding any provision herein to the contrary, to qualify as a Change in Control, the occurrence of the Change in Control event must be objectively determinable and any requirement that any person, such as the Committee, certify the occurrence of a Change in Control event must be strictly ministerial and not involve any discretionary authority.  To constitute a Change in Control with respect to a Participant, the Change in Control event must relate to (i) the corporation for which the Participant is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the deferred compensation; or (iii) a corporation that is a majority shareholder of a corporation identified in subparagraph (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in subparagraph (i) or (ii) above.

(a)     A “change in ownership” of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below)).

(b)     Notwithstanding that a corporation has not undergone a change in ownership under paragraph (a) above, a “change in effective control” of a corporation occurs on the date that either:

(i)     Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

(ii)     A majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.

For purposes of this paragraph (b), the term corporation refers solely to the relevant corporation identified in the opening paragraph of this Section 1.10, for which no other corporation is a majority shareholder.

(c)     A “change in the ownership of substantial assets” of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

1.11     Code:  The Internal Revenue Code of 1986, as now in effect or as hereafter amended; and, where the context requires, a reference to the Code shall include a reference to any proposed or final treasury regulations or similar guidance issued thereunder. All citations to sections of the Code or regulations are to such sections as they may from time to time be amended or renumbered.

1.12     Committee:  The “SERP Administrative Committee” appointed by the Board of Directors of Harris Teeter Supermarkets, Inc. and responsible for administering the Plan as provided for in Article VII.

1.13     Company:  Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation), a North Carolina corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

1.14     Credited Service:  With respect to a Participant, each Plan Year during which the Participant completes at least 1,000 Hours of Service (as defined in the Pension Plan).  In addition, periods of Total Disability commencing while such Participant is employed by the Participating Company or an Affiliate also shall be counted under the Plan in determining Credited Service.  If a Participant is a party to a Change in Control and Severance Agreement between the Company, or Affiliate, and the Participant, and the Participant’s employment is terminated within twenty-four (24) months of a Change in Control other than for cause, death, or disability or if a good reason termination occurs (as provided and defined in such agreement), the Participant shall be credited with additional years of Credited Service equal to the Change in Control multiple (e.g. 2.0, 2.5, or 2.99) used to determine Participant’s Change in Control benefit under such agreement.

1.15     Deferred Retirement:  Termination of Employment, other than on account of death, after the date the Participant attains Normal Retirement Age.

1.16     Deferred Retirement Benefit:  The retirement benefit calculated pursuant to Section 3.1.

1.17     Disability Retirement:  With respect to a Participant who incurs a Termination of Employment on account of Total Disability, the Participant shall be deemed to have taken Disability Retirement on the date the Long-Term Disability Benefit ceases to be available to the Participant, provided the Participant’s Total Disability continues until Normal Retirement Age.

1.18     Disability Retirement Benefit:  The retirement benefit calculated pursuant to Section 3.3.

1.19     Early Retirement:  Termination of Employment, other than on account of death, after attaining age 55 (but prior to attaining Normal Retirement Age) and completing 10 years of Credited Service.

1.20     Early Retirement Benefit:  The retirement benefit calculated pursuant to Section 3.2.

1.21     Earnings:  With respect to a Participant, annual cash compensation actually paid by the Participating Company or an Affiliate to the Participant for Service as reported or reportable on IRS Form W-2 for Federal income tax purposes (or similar form required for such purpose) on a calendar year basis, plus the amount, if any, of compensation which, but for the Participant’s election to defer the receipt thereof pursuant to Section 125, 132(f)(4) or 401(k) of the Code or any other plan of deferred compensation (including, without, limitation, the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (f/k/a the Ruddick Corporation Flexible Deferral Plan (the “FDP”)), would have been reflected on Form W-2; however, such earnings shall exclude all distributions made by the FDP.  The foregoing notwithstanding, Earnings shall not include: (i) any sums paid by a Participating Company or Affiliate as payment for or reimbursement of any expenses including relocation, foreign housing and travel expenses, regardless of whether such sums are taxable income to the Participant, (ii) payment for premiums or similar fees or expenses related to any life insurance plan or program, (iii) tax gross up payments and payment of foreign taxes, (iv) amounts of a Profit Sharing Award under the American & Efird, Inc. Employees' Profit Sharing Plan actually paid to or deferred by an Employee, (v) amounts realized from the exercise of  a non-qualified stock option, from the sale, exchange or other disposition of stock acquired under a qualified stock option, when restricted stock (or property) held by the Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or from dividends paid on restricted stock prior to vesting that are otherwise reportable as wages, and (vi) any severance paid after the Participant’s employment with the Participating Employers or Affiliates ends or separation pay pursuant to a separation agreement.  Notwithstanding the above, if the bonus payable to the Company’s Chief Executive Officer and Chief Financial Officer under the Executive Officer Incentive Bonus Plan is paid during the calendar year ending on December 31, 2014, such amounts shall be added to and deemed to be Earnings for the calendar year ending on December 31, 2013.

1.22     Effective Date:  The original effective date of the Plan is October 1, 1983. The Effective Date of the Plan, as amended and restated herein, is January 1, 2016.

1.23     Employee:  A person who is a common-law employee of the Participating Company or an Affiliate.

1.24     Eligible Spouse:  The spouse of a Participant who is legally married (as determined by the Committee) on the date which payments from this Plan to the Participant begin or immediately before the Participant’s death.

1.25     ERISA:  The Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered.

1.26     Final Average Earnings:  As of the Participant’s Termination of Employment, the Participant’s average annual Earnings during the highest 3 calendar years out of the last ten calendar years preceding such Termination of Employment; provided, however, if a Participant is at least age sixty (60) and employed by American & Efird, Inc. at the time of the Participant’s Termination of Employment, Final Average Earnings shall mean the Participant’s average annual earnings during the Participant’s highest 3 calendar years during which the Participant was employed by American & Efird, Inc. or an Affiliate.  If the Participant does not have 3 calendar years of Earnings, then Final Average Earnings shall mean the Participant’s average annual Earnings. Provided, however, the Participant’s Earnings shall be considered to have continued during a period of Total Disability commencing while such participant is an Employee at the rate of such Participant’s Earnings in effect during the calendar year next preceding commencement of such Total Disability.

Notwithstanding the above, for Participants who were employed by American & Efird LLC immediately prior to the Closing Date, the determination of Final Average Earnings shall consider annualized Earnings amounts paid to such Participants for the 2011 calendar year.  Such annualized Earnings amount shall be determined by adding the actual Earnings paid to a Participant during the portion of the 2011 calendar year ending on the Closing Date plus a deemed amount of continued base salary (assuming no salary reduction or salary deferral contributions) for the period from the Closing Date through December 31, 2011, and subtracting the amount of the Participant’s 2012 incentive bonus paid prior to the Closing Date.

1.27     Long-Term Disability Benefit:  Any disability benefits available to a Participant pursuant to the long-term disability plan of the Participating Company or an Affiliate.

1.28     Normal Retirement:  Termination of Employment, other than on account of death, on the date the Participant attains Normal Retirement Age.

1.29     Normal Retirement Age:   Age 60.

1.30     Normal Retirement Benefit:  The retirement benefit calculated pursuant to Section 3.1.

1.31     Participant:  As of any date, any individual who commenced participation in the Plan as provided in Article II and who is either (i) an Employee, (ii) a former Employee who is eligible for a benefit under the Plan, or (iii) a former Employee whose employment terminated on account of Total Disability and who may later become eligible for a benefit under the Plan.

1.32     Participating Company:  The Company, or an Affiliate which, by action of its board of directors or equivalent governing body and with the written consent of the Board, has adopted the Plan; provided that the Board may, subject to the foregoing proviso, waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, a Participating Company shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the Participating Company. The term “Participating Company” shall be construed as if the Plan were solely the Plan of such Participating Company, unless the context plainly requires otherwise.

1.33     Pension Plan:  The “Harris Teeter Supermarkets, Inc. Employees’ Pension Plan” (f/k/a the “Ruddick Corporation Employees’ Pension Plan,” as amended and restated effective October 1, 2005, and as it may be amended from time to time hereafter.

1.34     Plan: The Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan (f/k/a the Ruddick Supplemental Executive Retirement Plan) as contained herein and as it may be amended from time to time hereafter.

1.35     Plan Administrator or Administrator:  The Committee.

1.36     Plan Year:  The 12 consecutive month period commencing October 1 and ending on the next September 30.

1.37     Prior A&E Plan Provisions: The provisions set forth in the document entitled “American & Efird Mills, Inc. Employees’ Pension Plan,” effective September 30, 1986, and the amendment adopted August 14, 1987, which provisions were in effect immediately prior to the effective date of the merger of such plan into the Pension Plan.

1.38     Prior Ruddick Plan Provisions:  The provisions set forth in the document entitled “Retirement Plan for Employees of Ruddick Corporation,” effective September 30, 1986, and the amendment adopted February 19, 1988, which provisions were in effect immediately prior to the effective date of the merger of such plan into the Pension Plan.

1.39     Retirement: A Participant’s Normal Retirement, Early Retirement, Deferred Retirement or Disability Retirement. The term “Retire” means the act of taking Retirement.

1.40     Service: Employment with the Company or any Affiliate; provided, however, that Service does not include periods of employment with an Affiliate rendered prior to the date the Affiliate became an Affiliate. Service includes periods of employment with a predecessor employer. Service may also include any period of a Participant’s prior employment by any organization upon such terms and conditions as the Board may approve. Notwithstanding any provision in the Plan to the contrary, periods of Total Disability constitute Service.

1.41     Severance: Termination of Employment other than on account of Retirement, death or Total Disability. With respect to a Participant whose employment with the Participating Company or an Affiliate terminates on account of Total Disability, Severance shall occur if and when the Total Disability ceases prior to Disability Retirement and the Participant does not return to the employment of the Participating Company or an Affiliate.

1.42     Standard Form of Benefit: The method for payment of benefits commencing pursuant to Article III (Retirement Benefits) shall be as follows:

(a)     For a Participant who has an Eligible Spouse on the date on which the payments from the Plan are to begin, payable monthly during the Participant’s lifetime, with an automatic 75% survivor benefit payable monthly to the Participant’s surviving Eligible Spouse for his or her lifetime. However, if the Participant’s Eligible Spouse is more than 10 years younger than the Participant, the monthly income payable to the Participant (and, consequently, the monthly income payable to the surviving Eligible Spouse) will be reduced actuarially using the actuarial assumptions under the Pension Plan and assuming that the Eligible Spouse is 10 years older than such Eligible Spouse’s actual age, so that the retirement benefit and the survivor benefit for the Eligible Spouse, when considered together, is the actuarial equivalent of the retirement benefit and the survivor benefit for the Eligible Spouse which would have been payable had the Eligible Spouse been the same age as the Participant. Benefits payable to an Eligible Spouse shall commence within 60 days of the Participant’s death.

(b)     For a Participant who does not have an Eligible Spouse on the date on which the payments from the Plan are to begin, payable monthly during the Participant’s lifetime or for a 10-year certain period, if longer. Benefits payable following the death of such a Participant shall commence to such Participant’s Beneficiary within 60 days of the Participant’s death.

1.43     Termination of Employment:  The termination of employment of the Participant with the Participating Company and all of its Affiliates that are considered a single employer within the meaning of Code Sections 414(b) and 414(c), provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c).  Whether a Termination of Employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the employer less than 36 months).

Temporary absences from employment while the Participant is on military leave, sick leave, or other bona fide leave of absence will not be considered a Termination of Employment if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Participating Company is provided either by statute or by contract.  However, if the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, a Termination of Employment is deemed to occur on the first day immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

1.44     Total Disability:   Any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in (i) the Participant being unable to engage in any substantial gainful activity or (ii) the Participant receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participating Company or an Affiliate.  In addition, the Participant will be deemed Totally Disabled if determined to be totally disabled by the Social Security Administration.  In the event that a Participant is not determined to be Totally Disabled by the Social Security Administration as provided in the preceding sentence, the Committee, in its sole discretion, shall determine whether such Participant has suffered a Total Disability or is Totally Disabled.  In making such determination, the Committee shall apply the definitions and criteria set forth in the first sentence of this Section and, if consistent with such criteria, may require such medical proof as it deems necessary, including the certificate of one or more licensed physicians selected by the Committee; the decision of the Committee as to Total Disability shall be final and binding.  “Totally Disabled” means being under a Total Disability.

ARTICLE II.

ELIGIBILITY AND PARTICIPATION

2.1       Eligibility.  An Employee (a) who is a member of the Participating Company’s or an Affiliate’s “select group of management or highly compensated employees”, as defined in Sections 201(2), 301(a)(3) and 401(a) of ERISA, as amended, and (b) whom the Committee designates, shall become a Participant in the Plan.

2.2       Participation.  An Employee who is eligible to become a Participant shall become a Participant on a date determined by the Committee in its discretion. The Committee shall notify in writing an eligible Employee of such Employee’s commencement of participation in the Plan and the resulting benefits. Each Employee participating in the Plan prior to the Effective Date of this amendment and restatement shall continue participation in the plan as of such date.

2.3       Duration of Participation.  A Participant shall continue to be a Participant until the later of the Participant’s Termination of Employment, the Participant’s Severance, or the date the Participant is no longer entitled to a benefit under this Plan; provided, however, the Committee shall have the discretionary power and authority to remove a Participant from active participation in the Plan at any time.

ARTICLE III.

RETIREMENT BENEFITS

3.1       Normal or Deferred Retirement Benefit.

(a)     Eligibility.  Upon a Participant’s Normal or Deferred Retirement the Company shall pay the Participant the “Normal or Deferred Retirement Benefit” described in this Section 3.1.

(b)     Commencement and Method.  Payment of the Normal or Deferred Retirement Benefit shall be made in the Standard Form of Benefit and shall begin on the first day of the month that is six months following the Participant’s Normal or Deferred Retirement.  The initial payment shall include a balloon payment equal to six monthly payments plus interest at the rate of seven percent (7%) per annum on each monthly payment.

(c)     Amount.  The amount of each monthly payment of the Normal or Deferred Retirement Benefit shall equal one-twelfth of the Participant’s Accrued SERP Benefit. No additional benefits shall accrue under this Plan after a Participant attains age 65.

Notwithstanding the above, for Participants who were employed by American & Efird LLC immediately prior to the Closing Date, the amount of any such Participant’s Normal or Deferred Retirement Benefit shall be based upon the Accrued SERP Benefit as of the Closing Date.

3.2       Early Retirement Benefit.

(a)     Eligibility.  Upon a Participant’s Early Retirement the Company shall pay the Participant the “Early Retirement Benefit” described in this Section 3.2.

(b)     Commencement and Method.  Payment of the Early Retirement Benefit shall be made in the Standard Form of Benefit and shall begin on the first day of the month that is six months following the Participant’s Early Retirement.  The initial payment shall include a balloon payment equal to six monthly payments plus interest at the rate of seven percent (7%) per annum on each monthly payment.  Notwithstanding the preceding, a Participant may elect to delay payment of his Early Retirement Benefit by submitting an election to the Committee, provided that (i) any such election must be made at least 12 months before the Participant’s Early Retirement and (ii) the payment of such Early Retirement Benefit will be further delayed to a date that is 5 years from the date the first payment of the Early Retirement Benefit would otherwise have commenced.

(c)     Amount. The amount of each monthly payment of the Early Retirement Benefit shall equal one-twelfth of the Participant’s Accrued SERP Benefit. If payment of the Early Retirement Benefit commences prior to the Participant’s attainment of Normal Retirement Age, the Early Retirement Benefit shall equal one-twelfth of the Participant’s Accrued SERP Benefit reduced by .4167 percent for each month (5 percent annually) by which payment begins before the first month following the month in which the Participant will attain Normal Retirement Age.

Notwithstanding the above, for Participants who were employed by American & Efird LLC immediately prior to the Closing Date, the amount of any such Participant’s Early Retirement Benefit shall be based upon the Accrued SERP Benefit as of the Closing Date.

3.3       Disability Retirement Benefit.

(a)       Eligibility.  Upon a Participant’s Disability Retirement the Company shall pay the Participant the “Disability Retirement Benefit” described in this Section 3.3.

(b)       Commencement and Method. Payment of the Disability Retirement Benefit shall be made in the Standard Form of Benefit and shall begin in the first month following the participant’s Disability Retirement.

(c)       Amount.  The amount of each monthly payment of the Disability Retirement Benefit shall equal one-twelfth of the Participant’s Accrued SERP Benefit.

Notwithstanding the above, for Participants who were employed by American & Efird LLC immediately prior to the Closing Date, the amount of any such Participant’s Disability Retirement Benefit shall be based upon the Accrued SERP Benefit as of the Closing Date.

3.4       Death Prior to Benefit Commencement.  If a married Participant dies following eligibility to Retire, whether or not the Participant had actually Retired, and prior to commencement of payment of the retirement benefit under this Article III, the Eligible Spouse’s benefit is a monthly amount equal to 75 percent of the deceased Participant’s Early, Normal, Deferred or Disability Retirement Benefit if the Participant had retired or, if the Participant had not yet retired, 75 percent of such Early, Normal, Deferred or Disability Retirement Benefit calculated as if such Participant had retired at the Participant’s date of death, payable monthly to the Eligible Spouse during his or her lifetime. Benefits payable to an Eligible Spouse shall commence within 60 days of the participant’s death. If a Participant is not survived by an Eligible Spouse upon death following eligibility to Retire, whether or not the Participant had actually Retired, and prior to commencement of payment of the retirement benefit under this Article III, then no benefit shall be payable on behalf of such Participant.

Notwithstanding the above, for Participants who were employed by American & Efird LLC immediately prior to the Closing Date, the amount of benefit under this Section 3.4 shall be frozen as of the Closing Date and shall be based upon the Accrued SERP Benefit of the deceased Participant as of the Closing Date.

3.5       Reemployment.  If a Retired Participant again becomes an Employee, the Participant’s Retirement benefit payments payable after the date of reemployment shall continue unaffected by such reemployment and the Retired Participant shall not be eligible to accrue any additional benefit under this Plan.

3.6       Change in Control.  Notwithstanding any provision in the Plan to the contrary and subject to Article X below, with regard to each Participant who is an Employee at the time of a Change in Control, if the Plan is not terminated pursuant to Section 10.1, the Participant’s Accrued

SERP Benefit shall become nonforfeitable and shall be paid in accordance with this Article III or Article IV, if applicable, and shall not be subject to the early payment reduction of the monthly amount of such Accrued SERP Benefit when payment commences prior to such Participant’s Normal Retirement Age.

ARTICLE IV.

PRE-RETIREMENT DEATH BENEFIT

4.1       Eligibility.  Subject to Section 3.4, if a Participant’s death occurs (a) (i) while the Participant is an Employee of the Participating Company or an Affiliate, and (ii) after such Participant has been a Participant for at least 5 years, or (b) while Totally Disabled but prior to Disability Retirement, and the Participant is survived by an Eligible Spouse, the Company shall pay the Participant’s Eligible Spouse for his or her lifetime the “Pre-Retirement Death Benefit” described in this Article IV.

4.2       Commencement and Method.  Payment of the Pre-Retirement Death Benefit shall be made in monthly payments and shall begin in the first month following the month of the Participant’s death and in any event within 60 days of the Participant’s death.

4.3       Amount.  Each monthly payment of the Pre-Retirement Death Benefit shall equal the product of (a) 75 percent of the deceased Participant’s Early Retirement Benefit (described in Section 3.2(c)), calculated assuming the Participant remained employed by the Participating Company or Affiliate at the same level of Earnings in effect at the time of death until age 55 and had then died and (b) a fraction the numerator of which is the Participant’s Credited Service at the date of death and the denominator of which is the Credited Service the Participant would have had if he or she had remained employed by the Participating Company or Affiliate until attaining age 55.

Notwithstanding the above, for Participants who were employed by American & Efird LLC immediately prior to the Closing Date, the amount of the benefit, if any, under this Section 4.3 shall be frozen as of the Closing Date and shall be based upon the Accrued SERP Benefit of the deceased Participant as of the Closing Date.

ARTICLE V.

SEVERANCE BENEFIT

No benefits are payable under this Plan upon a Participant’s Severance. If a Participant who has a Severance again becomes an Employee, such former Participant shall not again become a Participant unless the Committee, in the exercise of its discretion, notifies the former Participant in writing that the former Participant is again eligible to participate in the Plan pursuant to Article II.

ARTICLE VI.

CONDITION

Notwithstanding any provision in this Plan to the contrary, if a Participant dies as a result of suicide within 24 months after such Participant’s commencement of participation in the Plan, the participant’s benefits shall be forfeited and no benefit shall be paid to the Participant’s Eligible Spouse.

ARTICLE VII.

ADMINISTRATION OF THE PLAN

7.1       Powers and Duties of the Committee.  The Committee shall have general responsibility for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements, and establishing and maintaining Plan records). In the exercise of its sole and absolute discretion, the Committee shall interpret the Plan’s provisions and determine the eligibility of individuals for benefits.

7.2       Agents.  The Committee may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the participating Company or an Affiliate, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of any legal counsel or accountants engaged by the Committee, and may delegate to any such agent, or to any subcommittee or member of the Committee its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee.

7.3       Reports to Board.  The Committee shall report to the Board, or to a committee of the Board designated for that purpose, as frequently as the Board or such committee shall specify, with regard to the matters for which the Committee is responsible under the Plan.

7.4       Structure of Committee.  The Committee shall consist of two or more members, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Board. Any member of the Committee may resign at any time. The Committee shall select one of its members as a Chairman. The Committee shall appoint a Secretary to keep minutes of its meetings and the Secretary may or may not be a member of the Committee. No member of the Committee shall be entitled to act on or decide any matter relating solely to such member or any of such member’s rights or benefits under the Plan. In the event the Committee is unable to act in any matter by reason of the foregoing restriction, the Board shall act on such matter. The members of the Committee shall not receive any special compensation for serving in the capacities as members of the Committee but shall be reimbursed for any reasonable expenses incurred in connection therewith. Except as otherwise required by ERISA, no bond or other security shall be required of the Committee or any member thereof in any jurisdiction. Any member of the Committee, any subcommittee or agent to whom the Committee delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity with respect to the Plan.

7.5       Adoption of Procedures of Committee.  The Committee shall establish its own procedures and the time and place for its meetings, and provide for the keeping of minutes of all meetings. Any action of the Committee may be taken upon a unanimous vote of the members of the Committee at a meeting. The Committee may also act without meeting by unanimous written consent.

7.6       Instructions for Payments.  All requests of or directions to the Company for payment or disbursement shall be signed by a member of the Committee or such other person or persons as the Committee may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments and disbursements under the Plan.

7.7       Claims for Benefits.

(a)     Any Participant or beneficiary of a deceased Participant (such Participant or beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  The claim must state with particularity the determination desired by the Claimant.

(b)     The Committee shall notify any person or entity that makes a claim against the Plan in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan.  If the Committee determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.  If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

(c)     If the Claimant is determined by the Committee not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt of the notice issued by the Committee.  Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within 60 days after receipt by the Committee of the petition, the Committee shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Committee verbally or in writing.  Claimant (or counsel) shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim.  The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Committee shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Committee, but notice of this deferral shall be given to the Claimant.

(d)     If a claim for benefits under the Plan is contingent on a determination by the Committee (or its designee) that the Participant suffers from a Total Disability, the Claimant shall receive a written response to the initial claim from the Committee within 45 days, rather than 90 days.  If special circumstances require an extension, the Committee shall notify the Claimant within the 45-day processing period that additional time is needed.  If the Committee requests additional information so it can process the claim, the Claimant will have at least 45 days in which to provide the information.  Otherwise, the initial extension cannot exceed 30 days.  If circumstances require further extension, the Committee will again notify the Claimant, this time before the end of the initial 30-day extension.  The notice will state the date a decision can be expected.  In no event will a decision be postponed beyond an additional 30 days after the end of the first 30-day extension.  The Claimant may request a review of the Committee’s decision regarding the Disability claim within 180 days, rather than 60 days.  The review must be conducted by a fiduciary different from the fiduciary who originally denied the claim, and the fiduciary also cannot be subordinate to the fiduciary who originally denied the claim.  If the original denial of the claim was based on a medical judgment, the reviewing fiduciary must consult with an appropriate health care professional who was not consulted on the original claim and who is not subordinate to someone who was  The review must identify the medical or vocational experts consulted on the original claim.  The Claimant may request, in writing, a list of those medical or vocational experts.  The Claimant will receive notice of the reviewing fiduciary’s final decision regarding the Total Disability claim within 45 days, rather than 60 days, of the request for review.

(e)     For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested parties as to participation and benefit eligibility, the Employee’s or former Employee’s Final Average Earnings, Credited Service and as to any other matter of fact or interpretation relating to the Plan.

(f)     A Claimant’s compliance with the foregoing provisions of this Section 7.7 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

7.8       Hold Harmless.  To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company and the Participating Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s or a Participating Company’s own assets), each member of the Committee and each other officer, employee, or director of the Company, a Participating Company or an Affiliate to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company and the Participating Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

7.9       Service of Process.  The Secretary of the Company or such other person designated by the Board shall be the agent for service of process under the Plan.

ARTICLE VIII.

DESIGNATION OF BENEFICIARIES

8.1       Beneficiary Designation.  Every Participant shall file with the Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon such Participant’s death without being survived by an Eligible Spouse and following the commencement of payment of any of the retirement benefits under Article III. A Participant may from time to time revoke or change such Participant’s Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrator. The last such designation received by the Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrator prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. All decisions of the Administrator concerning the effectiveness of any Beneficiary designation, and the identity of any Beneficiary, shall be final. If a Beneficiary shall die after the death of the Participant and prior to receiving the distribution that would have been made to such Beneficiary had such Beneficiary’s death not occurred, and no alternate Beneficiary has been designated, then for the purposes of the Plan the distribution that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

8.2       Failure to Designate Beneficiary.  If no Beneficiary designation is in effect at the time of a Participant’s death without being survived by an Eligible Spouse and following the commencement of payment of any of the retirement benefits under Article III, the payment of the amount, if any, payable under the Plan upon such Participant’s death shall be made to the Participant’s estate. If the Administrator is in doubt as to the right of any person to receive such amount, the Committee may direct the Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Committee may direct the Company to pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Company therefor.

ARTICLE IX.

WITHDRAWAL OF PARTICIPATING COMPANY

9.1       Withdrawal of Participating Company.  The Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Board prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date on which notice is received by the Board.  The Participating Company shall withdraw from participation in the Plan if and when it ceases to be either a division of the Company or an Affiliate. The Board may require the Participating Company to withdraw from the Plan as of any withdrawal date the Board specifies.

9.2       Effect of Withdrawal.  The Participating Company’s withdrawal from the Plan shall not in any way reduce or otherwise affect benefits accrued and vested as of the date of withdrawal. With respect to former Employees, “accrued and vested benefits” are benefits to which the former Employees are entitled as of the date of withdrawal. With respect to Employees, “accrued and vested benefits” are the benefits to which the Employees would be entitled if their employment terminated (other than on account of death or Total Disability) as of the date of withdrawal.

Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

ARTICLE X.

AMENDMENT OR TERMINATION OF THE PLAN

10.1     Right to Amend or Terminate Plan.

(a)     The Board reserves the right at any time to amend or terminate the Plan, in whole or in part, and for any reason and without the consent of any Participating Company, Participant or Eligible Spouse. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Board.

(b)     The Committee may adopt any ministerial and nonsubstantive amendment which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan, provided the amendment does not materially affect the currently estimated cost to the Participating Companies of maintaining the Plan. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee.

(c)     If the Plan is terminated, each Participant will become entitled to payment of his accrued and vested benefits if and to the extent permitted under Code Section 409A and the regulations thereunder.  Accordingly, payment of a Participant’s accrued and vested benefits may be made in a lump sum in accordance with one of the following:

(i)     the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or

(ii)    within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulations Section 1.409A-3(j)(4)(ix)(B); or

(iii)   the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Participating Company, if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation

Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or

(iv)   such other events and conditions as the IRS may prescribe in generally applicable published guidance under Code Section 409A.

(d)     In no event shall an amendment or termination reduce or otherwise affect benefits accrued and vested as of the date of an amendment or termination. With respect to former Employees, “accrued and vested benefits” are benefits to which the former Employees are entitled as of the date of an amendment or termination. With respect to Employees, “accrued and vested benefits” are the benefits to which the Employees would be entitled if their employment terminated (other than on account of death or Total Disability) as of the date of an amendment or termination.

10.2     Notice.  Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to the other and all Participating Companies.

ARTICLE XI.

GENERAL PROVISIONS AND LIMITATIONS

11.1     No Right to Continued Employment.  Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Participating Company or Affiliate or affect the right of any such employer to dismiss any Employee.  The adoption and maintenance of the Plan shall not constitute a contract between the Company or any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee.

11.2     Payment on Behalf of Payee.  If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Company therefor.

11.3     Nonalienation.  No interest, expectancy, benefit, payment, claim or right of any Participant or Eligible Spouse under the Plan shall be (i) subject in any manner to any claims of any creditor of the Participant or Eligible Spouse, (ii) subject to the debts, contracts, liabilities or torts of the Participant or Eligible Spouse or (iii) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person shall attempt to take any action contrary to this Section, such action shall be null and void and of no effect, and the Committee and the Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. If the Participant, Eligible Spouse or any other beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant, Eligible Spouse or the children, or other dependents of the Participant or Eligible Spouse, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.

11.4     Missing Payee.  If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Committee or the Company, and within three months after such mailing such person has not made written claim therefor, the Committee, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be cancelled on the records of the Plan and the amount thereof forfeited, and upon such cancellation, the Company shall have no further liability therefor, except that, in the event such person later notifies the Committee of such person’s whereabouts and requests the payment or payments due to such person under the Plan, the amounts otherwise due but unpaid shall be paid to such person without interest for late payment.

11.5     Required Information.  Each Participant shall file with the Committee such pertinent information concerning himself or herself, such Participant’s Eligible Spouse, or such other person as the Committee may specify, and no Participant, Eligible Spouse, or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.

11.6     No Trust or Funding Created.  The obligations of the Company to make payments hereunder shall constitute a liability of the Company to a Participant or Eligible Spouse, as the case may be. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made, and neither a Participant nor an Eligible Spouse shall have any interest in any particular asset of the Company by reason of obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person. The rights and claims of a Participant or an Eligible Spouse to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of the Company.

11.7     Binding Effect.  Obligations incurred by the Company pursuant to this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant’s Eligible Spouse.

11.8     Merger or Consolidation.  In the event of a merger or a consolidation by the Company with another corporation, or the acquisition of substantially all of the assets or outstanding stock of the Company by another corporation, then and in such event the obligations and responsibilities of the Company under this Plan shall be assumed by any such successor or acquiring corporation, and all of the rights, privileges and benefits of the Participants and Eligible Spouses hereunder shall continue.

11.9     Mandatory Cash-Out.  Notwithstanding any provision herein to the contrary, a Participant’s benefit under the Plan shall be paid in a mandatory lump sum payment if, at the time the Participant’s benefit is scheduled to be paid or commences to be paid, the payment is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) (for 2007 - $15,500) and the payment results in the termination and liquidation of the Participant’s interest under the Plan, including all agreements, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).

11.10   Acceleration of Payment.  The time or schedule of payment of a benefit under the Plan may be accelerated upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Participant to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), payment of FICA tax and income tax on wages imposed on any amounts under this Plan, or payment of the amount required to be included in income for the Participant as a result of failure of the Plan to meet the requirements of Code Section 409A with respect to the Participant.

11.11   Delay of Payment.  The Committee may delay payment of a benefit under the Plan upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Committee reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law.

11.12   Participant’s Right to Change Payment Elections by December 31, 2007.  At any time on or before December 31, 2007, a Participant has the right to make new payment elections with respect to the timing of benefits payable under the Plan, and any such election will not be treated as a change in the timing of a payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3), provided that this Section and any related election applies only to amounts that would not otherwise be payable during the year in which such election is made and does not cause an amount to be paid in the year of election that would not otherwise be payable in such year.

11.13   Entire Plan.  This document and any written amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 19th day of December, 2016, effective as of January 1, 2016.

HARRIS TEETER SUPERMARKETS, INC.

By:	/s/ Christine S. Wheatley

Its:	Vice President and Secretary